FOR IMMEDIATE RELEASE

CONTACT:

John Arnold

Ansoft Corporation

TEL: 412.261.3200

FAX: 412.471.9427

EMAIL: arnold@ansoft.com

ANSOFT CORPORATION SECOND QUARTER EARNINGS DOUBLE

PITTSBURGH, PA -- November 16, 2005 -- Ansoft Corporation (NASDAQ: ANST) today announced financial results for its second quarter of fiscal 2006 ended October 31, 2005.

Revenue for the second quarter totaled $18 million, an increase of 13% compared to $15.9 million reported in the previous fiscal year's second quarter. On a non-GAAP basis, net income for the second quarter was $4.3 million, or $0.34 per diluted share, representing a 103% increase when compared to net income of $2.1 million, or $0.16 per diluted share in the previous fiscal year's second quarter. On a generally accepted accounting principles (GAAP) basis, net income for the second quarter was $4.1 million, or $0.32 per diluted share, compared to GAAP net income of $1.9 million, or $0.14 per diluted share in the previous fiscal year's second quarter.

During the quarter, the Company elected to claim a federal tax credit and refund related to foreign taxes previously paid. As a result, second quarter net income includes a tax benefit of $0.5 million for an expected refund of prior years federal tax payments. The Company anticipates utilizing excess foreign tax credits claimed during the current fiscal year. This would favorably impact the full year effective rate by approximately 7%.

"We are pleased to report that our earnings for the second quarter have more than doubled on continued strong revenue growth," said Nicholas Csendes, Ansoft's President and CEO. "For the balance of the fiscal year, we expect continued revenue growth of around 10-15% with earnings increasing around 25% over the last fiscal year."

Pro forma results represent non-GAAP financial measures and exclude the impact of amortization of intangible assets. A reconciliation of these amounts to the appropriate GAAP amounts, for the three months ended October 31, 2005 and 2004 is included with this press release.

Ansoft is a leading developer of high-performance electronic design automation (EDA) software. Engineers use Ansoft software to design state-of-the-art electronic products, such as cellular phones, Internet-access devices, broadband networking components and systems, integrated circuits (ICs), printed circuit boards (PCBs), automotive electronic systems and power electronics. Ansoft markets its products worldwide through its own direct sales force and has comprehensive customer-support and training offices throughout North America, Asia and Europe.

This press release contains forward-looking statements including those related to revenue, earnings growth and utilization of tax credits for the current fiscal year that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially, including, but not necessarily limited to, management's ability to forecast revenues and control expenses and the size, timing and structure of significant licenses.

For further information regarding risks and uncertainties associated with Ansoft's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of Ansoft's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained at Ansoft's website at www.ansoft.com/about/investor/index.cfm.

All information in this release is as of November 16, 2005. Ansoft undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

-more-

Ansoft -- Page 2

ANSOFT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three months ended October 31,		Six months ended October 31,
	2005	2004	2005	2004
Revenue
License	$ 9,123	$ 8,661	$ 15,943	$ 14,830
Service and other	8,905	7,285	16,875	13,794
Total revenue	18,028	15,946	32,818	28,624
Costs of revenue
License	134	125	233	222
Service and other	322	356	651	660
Total cost of revenue	456	481	884	882
Gross profit	17,572	15,465	31,934	27,742
Operating Expenses
Sales and marketing	7,321	7,601	14,464	15,098
Research and development	4,129	4,048	8,189	8,026
General and administrative	1,187	1,329	2,570	2,393
Amortization	369	384	738	793
Total operating expenses	13,006	13,362	25,961	26,310
Income from operations	4,566	2,103	5,973	1,432
Net realized gain (loss) on sale of securities	-	(27)	(2)	732
Other income, net	140	647	480	601
Income before income taxes	4,706	2,723	6,451	2,765
Income tax expense	611	834	1,187	844
Net income	$ 4,095	$ 1,889	$ 5,264	$ 1,921
Net income per share
Basic	$ 0.35	$ 0.16	$ 0.44	$ 0.17
Diluted	$ 0.32	$ 0.14	$ 0.41	$ 0.14
Weighted average shares used in calculation
Basic	11,794	11,567	11,855	11,616
Diluted	12,892	13,238	12,945	13,275

- more -

Ansoft -- Page 3

ANSOFT CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(unaudited)

	October 31,	April 30,
	2005	2005

Assets
Current assets
Cash and cash equivalents	$ 7,864	$ 11,910
Accounts receivable, net	12,728	17,388
Deferred income taxes	229	229
Prepaid expenses and other assets	1,777	1,148
Total current assets	22,598	30,675

Equipment and furniture, net	2,862	2,811
Marketable securities	30,697	28,496
Other assets	132	146
Deferred income taxes	6,177	6,177
Goodwill	1,239	1,239
Other intangible assets, net	3,160	3,877
Total assets	$ 66,865	$ 73,421

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$ 412	$ 231
Accrued payroll	1,111	2,290
Other accrued expenses	1,892	3,076
Current portion of deferred revenue	14,980	17,500
Total current liabilities	18,395	23,097
Long-term portion of deferred revenue	1,056	1,039
Total liabilities	19,451	24,136

Stockholders' equity
Preferred stock , par value $0.01 per share; 1,000 shares
authorized, no shares outstanding	-	-
Common stock , par value $0.01 per share; 25,000 shares
authorized; issued 14,087 and 13,901 shares, respectively
and outstanding 11,877 and 12,083, respectively	141	140
Additional paid-in capital	73,746	70,410
Treasury stock, 2,210 and 1,818 shares, respectively	(31,092)	(21,762)
Accumulated other comprehensive loss, net	(1,480)	(338)
Retained earnings	6,099	835
Total stockholders' equity	47,414	49,285
Total liabilities and stockholders' equity	$ 66,865	$ 73,421

- more -

Ansoft -- Page 4

ANSOFT CORPORATION

RECONCILIATION OF GAAP NET INCOME TO PRO FORMA NET INCOME

(In thousands, except per share amounts)

(unaudited)

Pursuant to the requirement of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. These measures differ from GAAP in that they exclude the amortization of intangible assets. The Company has provided these measurements in addition to GAAP financial results because it believes they provide a consistent basis for comparison between periods that is not influenced by certain non-cash expenses and therefore are helpful to understanding the Company's underlying operational results. These same measures are used by management when evaluating the continuing operating results of the Company.
	Three months ended October 31,
	2005	2004

GAAP net income	$ 4,095	$ 1,889
Amortization of intangibles (1)	229	238
Pro forma net income	$ 4,324	$ 2,127
Pro forma net income per diluted common share	$ 0.34	$ 0.16
Weighted average diluted shares used in calculation	12,892	13,238

(1) Amortization expense net of a 38% tax rate.

###